Exhibit 23.2-Consent of Labonte & Co.




LABONTE & CO.
C H A R T E R E D   A C C O U N T A N T S


610 - 938 Howe Street
Vancouver, BC Canada
V6Z 1N9
Telephone       (604) 682-2778
Facsimile       (604) 689-2778
Email        rjl@labonteco.com


October 13, 2003

U.S. Securities and Exchange Commission Division of Corporate Finance 450 Fifth Street, N.W. Washington, D.C. 20549

Re: Golden Spirit Minerals Ltd. (2Uonline.com, Inc.) - S-8 Registration of 11,091,667 shares

Dear Sir/Madame:

We hereby consent to the incorporation by reference therein of our Auditor' Report dated March 18, 2003 to the Stockholders and Board of Directors with respect to the financial statements of the Company included in its annual reports filed with the U.S. Securities and Exchange Commission for the fiscal years ended December 31, 2002 and 2001 on Form 10-KSB.

Sincerely,

/s/ Labonte & Co.

LaBonte & Co., Chartered Accountants

RJL/vf